Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Autocallable Contingent Coupon Securities Linked to the Worst Of NDX and RTY Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: The Nasdaq - 100 Index ® (ticker: “NDX”) and the Russell 2000 ® Index (ticker: “RTY”) Pricing date: April 26, 2023 Valuation dates: Quarterly Maturity date: April 30, 2025 Contingent coupon: At least 5.80% per annum*, paid quarterly only if the closing value of the worst performer is greater than or equal to its coupon barrier value on the related valuation date. You are not assured of receiving any contingent coupon. Coupon barrier value: 75.00% of its initial underlying value, for each underlying Final buffer value: For each underlying, 75.00% of its initial underlying value Buffer percentage: 25.00% Autocall barrier value: 90.00% of its initial underlying value, for each underlying Automatic early redemption: If on any autocall date the closing value of the worst performer is greater than or equal to its autocall barrier value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Autocall dates: Quarterly on valuation dates beginning after six months CUSIP / ISIN: 17331HVL7 / US17331HVL76 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its final buffer value: $1,000 • If the final underlying value of the worst performer is less than its final buffer value: $1,000 + [$1,000 п (the underlying return of the worst performer on the final valuation date + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing supplement: Preliminary Pricing Supplement dated April 11, 2023 * The actual contingent coupon rate will be determined on the pricing date. ** The hypotheticals assume that the contingent coupon will be set at the lowest value indicated in this offering summary. *** Assumes the interim valuation date is also an autocall date. Hypothetical Interim Payment per Security ** Hypothetical Worst Underlying Return on Interim Valuation Date Hypothetical Payment for Interim Valuation Date Hypothetical Redem ptio n *** 1 0 0 .0 0% $1,014.50 Redeemed 50 .0 0% $1,014.50 Redeemed 25 .0 0% $1,014.50 Redeemed - 10 .0 0% $1,014.50 Redeemed - 10 .0 1% $14.50 Securities not redeemed - 25 .0 0% $14.50 Securities not redeemed - 25 .0 1% $0.00 Securities not redeemed - 50 .0 0% $0.00 Securities not redeemed - 75 .0 0% $0.00 Securities not redeemed - 1 0 0 . 0 0% $0.00 Securities not redeemed Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment 100.00% 50.00% 25.00% 0.00% - 25.00% - 25.01% - 50.00% - 75.00% - 100.00%

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Additional Information request these documents by calling toll - free 1 - 800 - 831 - 9146. Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at m C a i t t u ig r r it o y u i p n a G ll lo c b ir a cu l M ms a t r a k n e c t e s s H . I o f l t d h i e ngs Inc. and Citigroup Inc. have filed registration statements (including the securities are not automatically redeemed prior to maturity, your p ac a c y o m m en p t a a n t y m in a g tu p r r i e ty lim wi i l n l a d r e y p p en ri d ci o n n g t s h u e pplement, product supplement, underlying supplement, prospectus final underlying value of the worst performer on the final valuation su d p a p te le . m If t e h n e t f a in n a d l u p n ro d s e p rl e y c in tu g s v ) a w lu i e th of th th e e Securities and Exchange Commission (“SEC”) for the offering to which worst performer on the final valuation date is less than its final bu t ff h e i r s v c a o l m ue m , w u h n i i c c h at m io e n an re s l t a h t a e t s t . h B e e w fo o r r e st you invest, you should read the accompanying preliminary pricing performer on the final valuation date has depreciated from its init s ia u l p u p n l d e e m rl e y n in t g , p va ro lu d e u b c y t m su o p r p e le th m an en th t, e underlying supplement, prospectus supplement and prospectus in those buffer percentage, you will lose 1% of the stated principal amount r o e f g y is o t u ra r t s i e o c n ur s i t t a ie t s em fo e r n e t v s er ( y Fi 1 le % N b o y s w . 3 h 3 ic 3 h - 270327 and 333 - 270327 - 01) and the other documents Citigroup that depreciation exceeds the buffer percentage. Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information • You will not receive any contingent coupon following any valuation ab d o a u te t o C n iti w g h ro ic u h p th G e lo c b lo a s l in M g a v r a k l e u t e s o H f o th ld e ings Inc., Citigroup Inc. and this offering. You may obtain these worst performer on that valuation date is less than its coupon barr d ie o r cu va m lu e e n . ts without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and w F ill il b e e d n p e u g r a s t u iv a e n l t y t a o ffe R c u t l e e d 4 i 3 f 3 any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performer performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . If Citigroup Global Markets Holdings Inc . defaults on its obligations under the securities and Citigroup Inc . defaults on its guarantee obligations, you may not receive anything owed to you under the securities . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity . • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricin T g hi s s u o p f p fe le r m ing en s t u a m n m d a p r r y od o u e ct s not contain all of the material information an investor should consider supplement for a more complete description of risks relating to the b s e e f c o u r r e it i i n e v s e . sting in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.